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                                 EXHIBIT 10(N)

                 SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT
                              (Summit Office Park)

Landlord:      EOP - Summit Limited Partnership, a Delaware limited partnership
               (as successor in interest to Zell/Merrill Lynch Real Estate
               Opportunity Partners Limited Partnership)

Tenant:        Summit National Bank

Date of Lease: July 6, 1989, as amended by the Amendment of Lease dated August
               12,1993 (collectively, the "Lease")

Premises:      Approximately 13,626 square feet of space on the first floor of the building located at 1300 Summit Avenue, Fort Worth, Texas
               (the "Building")

WHEREAS, the Lease by its terms shall expire, unless an option is exercised, on December 31, 1999 ("Prior Termination Date"), and the parties desire to extend the term of the Lease, all, on the terms and conditions hereinafter set forth.

For valuable consideration, Landlord and Tenant agree to, and do hereby, amend and extend the Lease on and subject to the following terms:

1 .  Term.  Paragraph II is amended to extend the term of the Lease to December
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     31, 2009 (the "Extended Termination Date").  There are no options to extend the term beyond December 31, 2009.

2.   Rent Paragraph III.1. is amended to provide that the rental during the
     ----
     extended term of the Lease will be as follows:

        Jan. 1, 2000        $13.50          $183,951.00      $15,329.25
          through         per sq. ft.        each year       each month
        Dec. 31, 2004      per annum

        Jan. 1, 2005        $14.50          $197,577.00      $16,464.75
          through         per sq. foot       each year       each month
        Dec. 31, 2009      per annum

Rental until January 1, 2000 remains as stated in the Lease.

3.   Rent Adjustment.  As of January I, 2000, Paragraph llI.2. shall be of no
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further effect and the following shall be in effect for the remainder of the term:




SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT
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A.   With the lease year commencing January 1, 2000, Tenant shall pay to
     Landlord as additional rental the amount (the "Excess") by which the sum of Tenant's Pro Rata Share of (1) the Taxes (hereinafter defined) for the applicable calendar year and (2) the Expenses (hereinafter defined) for the applicable calendar year exceeds $6.50 per rentable square foot (the "Expense Stop"); provided Tenant shall not be entitled to a credit if Tenant's Pro Rata Share is less than $6.50 per rentable square foot. For purposes hereof,

     (i) "Expenses" shall mean all Basic Costs (as hereinafter defined but excluding Taxes and all janitorial costs except those associated with the common areas of the Building, and

     (ii) "Tenant's Pro Rata Share" means 5.70%.

     As soon as is practical following the end of each calendar year, commencing December 31, 2000, Landlord shall furnish to Tenant a statement (the "Annual Statement") of Landlord's actual Basic Costs and the actual Excess for the previous calendar year. Not later than thirty (30) days after Tenant's receipt of the Annual Statement Tenant will pay to Landlord, as additional rental, the Excess stated in the Annual Statement.

     B. Basic Costs shall mean all costs and expenses paid or incurred in each calendar year in connection with operating, maintaining, repairing, managing and owning the Building and the Property, including, but not limited to, the following:

          1 . All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including, but not limited to, amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, workers' compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

          2. All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fee not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property. If management services are not provided by a third party, Landlord shall be entitled to a management fee comparable to that due and payable to third parties provided Landlord or management companies owned



SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT
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             by, or management divisions of, Landlord perform actual
             management services of a comparable nature and type as normally would be performed by third parties.

          3. All rental and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

          4. All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement of and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems and equipment. At Landlord's option, major repair items may be amortized over a period of up to five (5) years.

          5. All premiums and deductibles paid by Landlord for fire and extended coverage insurance, earthquake and extended coverage insurance, liability and extended coverage insurance, rental loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by lessors of comparable office buildings or required to be carried by Landlord's Mortgagee.

          6. Charges for all utilities, including, but not limited to, water, electricity, gas and sewer, but excluding those charges for which Landlord is otherwise reimbursed by tenants.

          7. "Taxes," which for purposes hereof, shall mean: (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution of supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building's personal property, including license expenses, (c) all taxes imposed on services of Landlord's agents and employees, (d) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building, but excluding income taxes. For the purpose of determining real estate taxes and assessments for any given calendar year, the amount to be included in Taxes for such year shall be as follows: (1) with respect to any special assessment that is payable in installments, Taxes for such year shall include the amount of the installment (and any interest) due and payable during such year; and (2) with respect to all other real



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               estate taxes, Taxes for such year shall, at Landlord's election, include either the amount accrued, assessed or otherwise imposed for such year or the amount due and payable for such year, provided that Landlord's election shall be applied consistently throughout the Lease Term. If a reduction in Taxes is obtained for any year of the Lease Term during which Tenant paid its Pro Rata Share of Basic Costs, then Basic Costs for such year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based upon such adjustment. Likewise, if a reduction is subsequently obtained for the tax component of Basic Costs, Basic Costs shall be restated and the Excess for all subsequent years recomputed. Tenant shall pay Landlord Tenant's Pro Rata Share of any such increase in the Excess within thirty
               (30) days after Tenant's receipt of a statement therefor from Landlord.

          8. All landscape expenses and costs of maintaining, repairing, resurfacing and striping of the parking areas and garages of the Property, if any.

          9. Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or Venetian blind cleaning, janitorial services, pest control, uniform supply, plant maintenance, landscaping, any parking equipment and rubbish removal and/or disposal fees.

          10. Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants.

          11. The amortized cost of capital improvements made to the Building or the Property which are: (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord's insurance carrier. The cost of such capital improvement shall be amortized over a period of five (5) years and shall, at Landlord's option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed, provided if the payback period for any capital improvement is less than five (5) years, Landlord may amortize the cost of such capital improvement over the payback period.



SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT
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          12. Any other expense or charge of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first-class office building, would be construed as an operating expense.

          If the Building is not at least ninety-five percent (95%) occupied during any calendar year of the Lease Term or if Landlord is not supplying services to at least ninety-five percent (95%) of the total Rental area of the Building at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Area of the Building during such year.

     C. If Basic Costs for any calendar year increase by more than five percent (5%) over Basic Costs for the immediately preceding calendar year, Tenant, within ninety (90) days after receiving the Annual Statement for a particular calendar year, shall have the right to provide Landlord with written notice (the "Review Notice") of its intent to review Landlord's books and records relating to the Basic Costs for such calendar year. Within a reasonable time after receipt of a timely Review Notice, Landlord shall make such books and records available to Tenant or Tenant's agent for its review at either Landlord's home office or the office of the Building, provided that if Tenant retains an agent to review Landlord's' books and records for any calendar year, such agent must be CPA firm licensed to do business in the state in which the Building is located. If Tenant fails to give Landlord written notice of objection within thirty (30) days after its review or fails to provide Landlord with a Review Notice within the ninety (90) day period provided above, Tenant shall be deemed to have approved Landlord's Annual Statement in all respects and shall thereafter be barred from raising any claims with respect thereto. Any information obtained by Tenant pursuant to the provisions of this Section shall be treated as confidential.

4.   Parking. Paraaraph 1.2. is amended by adding a new subparagraph (d) as
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     follows:

     (d) Landlord agrees to provide throughout the remainder of the term twenty
         (20) reserved parking spaces in the on-site garage. Tenant will pay Landlord rent on each of the reserved spaces which, on the date of this Amendment is $25.00 per space per month. The rent for the parking spaces may be increased by Landlord annually by the same amount the rent charged to other tenants in the Building is increased.



SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT
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5.   Right of First Refusal.  Paragraph I is amended by adding new subparagraphs
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     4, 5, 6 and 7 as follows:

     4.   Right of First Refusal.

          Tenant shall have the one time right of first refusal ("Right of First Refusal") with respect to the 4,20 rentable square feet of space on the 2nd floor of the Building shown on the demising plan attached hereto as Exhibit A (the "Refusal Space"), which right of first refusal shall be exercised as follows: when Landlord has a prospective tenant ("Prospect") interested in leasing all or any part the Refusal Space, Landlord shall advise Tenant (the "Advice") of the terms under which Landlord is prepared to lease the Refusal Space (or portion thereof if the Prospect is interested in leasing less than all of the Refusal Space) to such Prospect and Tenant may lease the Refusal Space (or portion thereof if the Prospect is interested in leasing less than all of the Refusal Space), under such terms, by providing Landlord with written notice of exercise ("Notice of Exercise") within five (5) days after the date of the Advice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:

          a. Tenant is in default under the Lease at the time Landlord would otherwise deliver the Advice; or

          b. The Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice; or

          c. The Lease has been assigned prior to the date Landlord would otherwise deliver the Advice; or

          d. The Refusal Space is not intended for the exclusive use of Tenant during the Lease Term; or

          e. The Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

          f. Northwestern Mutual Life Insurance has the right to lease the Refusal Space, it being understood that this Right of First Refusal is subject and subordinate to the rights of Northwestern Mutual Life Insurance with respect to the Refusal Space.

     5. The term for the Refusal Space shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice (including, without limitation, the expiration date set forth in the



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           Advice) shall govern Tenant's leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Refusal Space. The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space.

     6. The rights of Tenant hereunder with respect to the Refusal Space shall terminate on the earlier to occur of (i) Tenant's failure to exercise its Right of First Refusal within the five (5) day period provided in paragraph A above, and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions as set forth in Paragraph A above.

     7. If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the "Refusal Space Amendment") adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rental, Rentable Area of the Premises, Tenant's Pro Rata Share and other appropriate terms. A copy of the Refusal Space Amendment shall be (i) sent to Tenant within a reasonable time after Landlord's receipt of the Notice of Exercise, and (ii) executed by Tenant and returned to Landlord within ten (10) days thereafter.

6.   Paragraph II is amended to add new paragraphs 3, 4 and 5 as follows:

     3. In the event that Tenant is merged into, consolidated with or sold to another entity at any time prior to December 31, 2003, Tenant shall have the right to accelerate the Extended Termination Date ("Acceleration Option") of the Lease from December 31, 2009 to December 31, 2004 (the "Accelerated Expiration Date"), if:

        a. Tenant is not in default under the Lease at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined), and

        b. no part of the Premises is sublet for a term extending past the Accelerated Expiration Date; and

        c. the Lease has not been assigned; and

        d. Landlord receives notice of acceleration ("Acceleration Notice") not less than twelve (12) full calendar months prior to the Accelerated



SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT
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               Expiration Date.

     4. If Tenant exercises its Acceleration Option, Tenant, on or before December 1, 2004, shall pay to Landlord a sum equal to six (6) full calendar months of Base Rental at the rate that would have been due and payable during the period beginning on January 1, 2005 and ending June 30, 2005 (the "Acceleration Fee") as a fee in connection with the acceleration of the Termination Date and not as a penalty, provided that the Acceleration Fee shall be increased by an amount equal to Thirty-Five Thousand Two Hundred Forty-Six and 72/100 Dollars ($35,246.72) which sum represents the unamortized portion of the real estate commissions, including interest at 13%, incurred by landlord in connection with space leased by Tenant that is subject to Acceleration hereunder. Tenant shall remain liable for all Base Rental, additional rental and other sums due under the Lease up to and including the Accelerated Expiration Date even though billings for such may occur subsequent to the Accelerated Expiration Date.

     5. If Tenant, subsequent to providing Landlord with an Acceleration Notice, defaults in any of the provisions of this Lease (including, without limitation, a failure to pay any installment of the Acceleration Fee due hereunder), Landlord, at its option, may (i) declare Tenant's exercise of the Acceleration Option to be null and void, and any Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such Acceleration Fee against any past due Rent under the Lease, or (ii) continue to honor Tenant's exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rental, additional rental and other sums due under the Lease up to and including the Accelerated Expiration Date even though billings for such may occur subsequent to the Accelerated Expiration Date.

7. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the. Lease, unless specifically set forth in this Amendment.

8. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.


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10.  Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Ferree & Searcy, Inc. And Richard D. Minker Company (collectively, "Broker"). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the :landlord Related Parties") harmless from all claims of any brokers, other than Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, other than Broker, in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

11.  Ratification of Lease.  Except as expressly amended by the terms of this
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     Lease Amendment and Extension Agreement, Landlord and Tenant ratify and confirm the Lease.


     LANDLORD:


     EOP- SUMMIT, LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP

          By: EOP-SUMMIT, L.L.C., a Delaware limited liability company, its general partner

               By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

               By: Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner.

                    By: /s/ Kim J. Koehn
                        ----------------------
                    Name: Kim J. Koehn
                          --------------------
                    Title: RVP
                           -------------------



SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT
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     TENANT:

     SUMMIT NATIONAL BANK

     By:/s/ Jeff Harp
        --------------------------------
     Name: Jeffrey M. Harp
     Title:   President






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